(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of July 1, 2013, by and among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, PARK BRIDGE LENDER SERVICES LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION as Certificate Administrator, as Tax Administrator, and Custodian, and U.S. BANK NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2013-LC12 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.             A review of the activities of the Master Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.            To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/s/ Leslie Hayton

Leslie Hayton

Managing Director

Wells Fargo Bank

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